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Exhibit 99.1

March 25, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE:
Release Nos. 33-8070; 34-45590; 35-27503; 39-2395; IA-2018; IC-25464; FR-62; File No. S7-03-02 (the "Release")

Dear Sir or Madam:

        In accordance with the Release, you are hereby notified that Focal Communications Corporation (the "Company") has received from Arthur Andersen LLP ("Andersen") representations that (i) the audit of Focal's consolidated financial statements for the year-ended December 31, 2001 was subject to Andersen's quality control systems for U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and (ii) there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

Very truly yours,

/s/ M. JAY SINDER M. Jay Sinder Executive Vice President, Chief Financial Officer And Treasurer (Principal Financial Officer)

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  Exhibit 99.1